Exhibit 10.1

R E X A H N    P H A R M A C E U T I C A L S,   I N C.
9620   Medical Center Drive,  Rockville,  MD 20850
Tel. 240-268-5300   Fax. 240-268-5310   www.rexahn.com

August 12, 2008

Ms. Michele Kang
CEO
Cognosante, Inc.
7921 Jones Branch Drive, Suite 106
McLean, Virginia  22102-3332

Re:  Consulting Agreement

Dear Michele:

This Letter Agreement (the “Agreement”) sets forth the terms and conditions of the engagement of you by Rexhan Pharmaceuticals, Inc. (the "Company") to provide certain consulting service to the Company (the “Service”).

As you are aware, the Company is in the phase of rapid growth and transformation.  In particular, the Company will be challenged as it pursues corporate growth, possible acquisition, combination, hiring of executive teams, and other general business matters.  The Service that we hope to obtain from you includes general business consulting in regard to these matters and other matters as may be reasonably requested by myself and Ted Jeong.

As discussed, you will be expected to personally spend eight hours (one working day) per week in providing the Company with the Service.  We do not necessarily expect you to be physically available at our Company premises in Rockville, Maryland while providing the Service on the clinical trials on Serdaxin and several types of financial transactions, but would require your presence when reasonably asked by me or Ted, or by a director of the Company's board of directors.

The Service to be rendered by you shall always be in accordance with the professional standard of care commensurate with similarly situated firms in the Washington, DC Metropolitan area, and you agree that you shall perform your obligations hereunder in compliance with all laws.

We expect the Service to be provided for at least a period of one year from the above date; provided, however, that the Service can be terminated by either party upon at least thirty (30) days’ prior written notice of its intention to terminate this Agreement.

Under this Agreement, you shall be an independent contractor, and not that of principal and agent, employer and employee, partnership, or affiliate and this Agreement confers no power upon you to legally to bind or commit the Company, its affiliates or others.  You shall be responsible for the payment of all federal, state and other taxes with respect to all payments made to you.

As consideration for the Service, subject to a three (3) year vesting period with 30% of the shares shall vest on the first (1st) anniversary of the grant date; 30% on the second (2nd) anniversary of the grant date; and 40% on the third (3rd) anniversary of the grant date, you shall be eligible to receive awards of options to purchase 150,000 shares of the Company's stock (the "Stock Options") in accordance with the terms of the Company's Stock Option Plan (the "Plan"), as the Plan may be amended, suspended, or terminated from time to time, and pursuant to the attached stock option agreement (Attachment A).  In the event that your Service is terminated before the one year term, the award of Stock Options shall be pro-rated.

In addition to Stock Options, the Company agrees that it will be solely responsible, and will reimburse you, for all out-of pocket costs and expenses incurred on behalf of the Company in connection with the engagement hereunder as evidenced by receipts hereunder.

This Agreement shall be governed by the laws of the State of Maryland without regard to principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto.  In the event that a dispute shall arise between the parties to this Agreement concerning any provision of this Agreement (including a claimed breach hereof), the parties shall first attempt to resolve such dispute in good faith for at least 20 days.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Maryland for any lawsuits, claims or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, claim or other proceeding except in such courts.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

Sincerely yours,

By:	/s/ Chang H. Ahn
Chang H. Ahn, Ph.D.
Chairman/Chief Executive Officer
Rexahn Pharmaceuticals, Inc.

Received and Agreed to:
Cognosante, Inc.

By:	/s/ Michele Kang
Michele Kang
Chief Executive Officer